UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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USF Corporation
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Cautionary Statement Regarding Forward-Looking Statements
Additional Information and Where to Find It
Participants in Solicitation

Filed by: USF Corporation
Pursuant to Rule 14a-6
under the Securities Exchange Act of 1934

Subject Company: USF Corporation
Commission File No. 0-19791

     On April 22, 2005, beginning at 8:30 a.m. Eastern Standard Time, USF Corporation (the “Company”) held a meeting for investors and analysts. The meeting was available on an audio webcast through the Company’s website, www.usfc.com, and will be available for 30 days. A transcript of the meeting is set forth below.

Cautionary Statement Regarding Forward-Looking Statements

     The information presented in this communication may contain forward-looking contain statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “could”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of Yellow Roadway and USF, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the SEC by Yellow Roadway and USF; the parties’ ability to consummate the proposed merger with, to achieve expected synergies and operating efficiencies in the merger within the expected time-frames or at all and to successfully integrate USF’s operations into Yellow Roadway’s operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; the Company’s expectations regarding a possible stock buyback; changes in federal or state regulation concerning or affecting the transportation industry; inflation, inclement weather, price and availability of fuel, competitor pricing activity, expense volatility, a downturn in general or regional economic activity, changes in equity and debt markets, the state of the economy; the parties’ obligations to contribute to union-sponsored multi-employer pension plans may be higher than expected; the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements, potential efforts to unionize previously non-union operations of the company and employee satisfaction, labor shortages, disruptions, stoppages or any other deterioration in the parties’ relationships with employees may impair the parties’ businesses and any future acts or threats of terrorism or war. In particular, the expectations set forth in this communication regarding accretion and achievement of annual savings and synergies are only the parties’ expectations regarding these matters. Actual results could differ materially from these expectations depending on factors such as the combined company’s cost of capital, the ability of the combined company to identify and implement cost savings, synergies and efficiencies in the time frame needed to achieve these expectations, prior contractual commitments of the combined companies and their ability to terminate these commitments or amend, renegotiate or settle the same, the combined company’s actual capital needs, the absence of any material incident of property damage or other unforeseen merger or acquisition opportunities that could affect capital needs, the costs incurred in implementing synergies and the factors that generally affect the respective businesses of Yellow Roadway and USF as further outlined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the companies’ respective Annual Reports on Form 10-K. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Neither Yellow Roadway nor USF undertakes any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in Yellow Roadway’s and USF’s various SEC reports, including, but not limited to, each party’s Annual Report on Form 10-K for the year ended December 31, 2004.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger of USF and Yellow Roadway. In connection with the proposed transaction, on April 22, 2005, Yellow Roadway filed Amendment No. 1 to its Registration Statement on Form S-4, which contains a definitive proxy statement/prospectus relating to the proposed merger of USF with, and into, a wholly-owned subsidiary of Yellow Roadway Corporation. Yellow Roadway and USF will file other relevant documents concerning the proposed transaction with the SEC. Investors are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC because they will contain important information. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Yellow Roadway free of charge by requesting them in writing from Yellow Roadway or by telephone at (913) 696-6100. You may obtain documents filed with the SEC by USF free of charge by requesting them in writing from USF or by telephone at (773) 824-1000.

Participants in Solicitation

Yellow Roadway and USF, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Yellow Roadway and USF in connection with the acquisition. Information about the directors and executive officers of Yellow Roadway and their ownership of Yellow Roadway stock is set forth in the proxy statement for the Yellow Roadway 2005 Annual Meetings of Stockholders. Information about the directors and executive officers of USF and their ownership of USF stock is set forth in the proxy statement for the USF 2004 Annual Meeting of Stockholders. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus.

Event ID: 1050476
Event Name: Q1 2005 USF Corporation Earnings Conference Call
Event Date: 2005-04-22T12:30:00 UTC

******************************************************
Notes:
Converted From Text Transcript
Event ID: 1050476
C: James Hyland; USF Corporation; VP of Investor Relations
C: Tom Bergmann; USF Corporation; Acting CEO
C: Paul Liska; USF Corporation; Executive Chairman
P: Edward Wolfe; Bear Stearns; Analyst
P: John Barnes; BB&T Capital Markets; Analyst
P: Jordan Alliger; Deutsche Bank; Analyst
P: Jason Seidl; Credit Suisse First Boston; Analyst
P: Gary Yablon; Impala Asset Management(ph); Analyst
******************************************************

C: James Hyland; USF Corporation; VP of Investor Relations
C: Tom Bergmann; USF Corporation; Acting CEO
C: Paul Liska; USF Corporation; Executive Chairman
P: Edward Wolfe; Bear Stearns; Analyst
P: John Barnes; BB&T Capital Markets; Analyst
P: Jordan Alliger; Deutsche Bank; Analyst
P: Jason Seidl; Credit Suisse First Boston; Analyst
P: Gary Yablon; Impala Asset Management(ph); Analyst
P: Operator;

+++ presentation
Operator: Good morning, ladies and gentlemen. And welcome to the USF Corporation First Quarter Earnings conference call. At this time, all participants have been placed in a listen-only mode, and the floor will be open for questions following the presentation.

It is now my pleasure to turn the floor over to your host, James Hyland. Sir, you may begin.

James Hyland: Thank you, Maria.

Good morning, and thank you for joining us today. Joining me on the call today will be Paul Liska, Executive Chairman of USF Corporation, and Tom Bergmann, Acting Chief Executive Officer of USF Corporation.

If you do not have a copy of our earnings release you may obtain one from our web site, [www.]usfc.com.

Statements made by Management during this call that are not purely historical are forward-looking statements within the meaning of the Private Litigation Securities Reform Act of 1995. This includes statements regarding the Company’s expectations, intentions, and strategies regarding the future. It’s important to note the Company’s future results could differ materially from those projected in such forward-looking statements due to a variety of factors. The format of this call does not allow us to fully discuss all these risk factors, so please refer to the forward-looking statement section in this morning’s earnings release.

At this point, I’d like to turn the meeting over to Tom Bergmann, USF’s Acting Chief Executive Officer. Tom.

Tom Bergmann: Thanks, Jim. Good morning, everyone. I will start today’s call by going through USF’s first quarter results. I will then give second quarter guidance, and then close by briefly commenting on the merger with Yellow Roadway, before opening the call to questions.

In order for you to better understand USF’s operating performance for the first quarter, I ask you to refer to the statement of significant items attached as table three to the earnings release. Including the significant items on table three USF reported a GAAP net loss of $5.8 million or a 20 cent loss per diluted share for the first quarter of 2005. This compares to a GAAP net income of $7.1 million or 26 cents per diluted share for the prior year period.

As noted in table three, the first quarter 2005 results include the following significant items. They are: Red Star pretax shutdown costs and operating losses of $4.9 million or 11 cents per diluted share that we had provided prior guidance on; operating losses and loss on sale of USF Processors totaling $7.8 million or 19 cents per diluted share; and fees related to the proposed merger with Yellow Roadway Corporation of $3.5 million or 8 cents per diluted share. We believe these items should be considered in order to better understand our first quarter operating performance.

Before getting into the rest of the first quarter numbers, I would like to address the three primary reasons for our lower than expected earnings for the first quarter. As we stated in our April 7th press release, the three primary reasons are: slower than anticipated growth in the Northeast Region; pricing and density issues in the Southeast; and a slowdown in the automotive industry that negatively affected our operations in the Midwest.

Let me start with the Northeast Region. As you may recall, in May 2004 after a union strike we decided to shut-down USF Red Star operations in the Northeast. After looking at a number of different alternatives for reentering the Northeast we decided the best alternative was to support USF Holland’s decision to expand their geographic coverage area by opening eight terminals in the former Red Star territory. USF Holland opened the eight terminals in September 2004 and began offering customers a direct service offering into the area surrounding the newly opened eight terminals.

During the third and fourth quarters of 2004 the ramp-up in revenue and performance of these terminals met our internal expectations. However, beginning in the first quarter of 2005 the Northeast terminals began to significantly miss their revenue growth and profitability targets. While there are several reasons why the revenue growth hasn’t materialized as anticipated, we have determined the primary reason is the limited direct service capabilities USF Holland provides into the entire Northeast Region. In other words, the lack of full Northeast coverage and the ability to sell intra-Northeast significantly limits USF Holland to successfully grow revenue in this market.

As a result of this revenue shortfall we ran a very inefficient line haul operation into and out of the Northeast during the first quarter. Just to give you a sense of the magnitude, line haul costs as a percent of revenue for our Northeastern business was approximately double compared to the remainder of the USF Holland network. Combining the revenue shortfall and the impact of an inefficient line haul operations into and out of the Northeast we estimate that we incurred a pretax operating loss of $3.5 million or 7 cents per diluted share from our Northeast operations.

Our expectation is that this issue will be resolved post-closing since Yellow Roadway already has a complete Northeast Regional solution with its New Penn operations, and this was one of the synergies contemplated when we agreed to merge with Yellow Roadway Corporation. In the interim period, we are focused on continuing to grow our Northeastern revenue base and improve productivity at these terminals.

Now, turning to the Southeast. The Southeast Region is an important region for USF. The Southeast Region accounts for approximately 11 percent of LTL segment’s total revenue. The Southeast is one of the most competitive freight markets in the country, and requires very efficient operating processes and leveraging of infrastructure and fixed costs in order to be competitive in that marketplace. Our current business model has overlapping infrastructure in the Southeast that creates inefficiency and hinders our ability to build significant density in some areas.

As a result of this, we continued to lose money during the first quarter in the Southeast. We estimated our pretax operating loss in the Southeast for the first quarter was $3.1 million or approximately 6 cents per diluted share.

We have developed a plan to address this issue during the first quarter of 2005. Although we had developed a plan, we deferred execution in the first quarter in order to focus our management resources on the merger with Yellow Roadway. We believe this plan can improve our operating performance and, therefore, we would anticipate that Yellow Roadway would want to execute this plan after the closing of our transactions.

Finally, the decline in the automotive and auto related industries had a significant impact on our operations in the Great Lakes Region. As you have all read over the past few days and weeks, some of the major auto makers and several auto related suppliers are experiencing declining operating trends, and are lowering their financial expectation. Considering USF Holland’s strong presence and market share in the Great Lakes Region it is not surprising they are impacted by the auto industry results. It is important to point out that outside this core Great Lakes market USF Holland is experiencing solid growth in many of its other lanes in the Midwest and Southeast.

To address the lower volumes from the Great Lakes market and overall lower productivity than planned, USF Holland is taking numerous actions to increase revenue and reduce costs. On the revenue side redesign sales incentive programs and new sales targets that reward profitable growth have been established. Our renewed focus on weighing, inspection, and accessorial revenue is also having a positive impact.

On the productivity and cost side, numerous actions have been taken, including: reducing terminal clerical and administrative personnel; reducing field managerial positions; reducing dock overtime pay; and aggressively reducing purchase transportation costs. We are starting to see some of the benefits of these initiatives in April.

Now, let’s review the first quarter results by segment. First, the LTL segment. LTL revenue was $508 million versus $520 million for the year ago quarter. As I previously mentioned, USF Red Star LTL revenue was $57 million for the first quarter of 2004. Our PremierPlus® revenue in the 2005 first quarter decreased 6.6 % from the same period last year. 2004’s results included PremierPlus® revenue from USF Red Star. If we look at that same number, taking into consideration the way the LTL Group is structured today, PremierPlus® revenue increased 16.7 % in the 2005 first quarter compared to last year, and accounted for 12.3 % of LTL segment revenue compared to 11.6 in the prior year period.

LTL income for the first quarter was $13.1 million compared to $24 million for the first quarter of 2004. During the first quarter of 2005 USF Red Star recorded an operating loss of $4.9 million versus an operating loss of $2.2 million in the prior year period.

We have attached two separate LTL operating statistic pages along with the earnings release. One is inclusive of Red Star, and the other is exclusive of Red Star. We decided to include LTL operating statistics excluding Red Star as they provide a more appropriate apples-to-apples comparison.

In looking at the comparative LTL operating statistics excluding Red Star, billed revenue per day was up 11.9%, pounds per day were up 5.7%, shipments per day were up 3.4%, billed revenue per shipment was up 8.2%, billed revenue per shipment excluding fuel surcharge was up 3.8%, billed revenue per hundredweight was up 5.9%, and billed revenue per hundredweight excluding fuel surcharge was up 1.5%. So, you can see we have favorable revenue growth and operating trends excluding Red Star.

We continue to make improvements in yield, with our yield management process now in place at the corporate level we are seeing great success as we continue to identify opportunities to improve yield. The first quarter represented our third successive quarter of yield improvement, excluding fuel surcharge.

Our truckload operation, USF Glen Moore, set an all time first quarter record with operating profits of 1.1 million versus 800,000 in the year ago quarter. Revenue was 31.1 million versus 34.3 million in the prior year’s quarter. The decrease in revenue is due to the decline in the number of seated tractors year-over-year. Glen Moore continues to make significant improvement. Their operating ratio improved 120 basis points versus the year ago quarter. It is important to highlight that Glen Moore was able to accomplish this in a period that saw significant increases in fuel expense. We are pleased with the continuing turnaround at Glen Moore, and in particular the operating profit improvement.

Now, turning to logistics. USF Logistics revenue during the first quarter was 63.9 million versus 66.4 million for the prior year’s quarter. USF Logistics recorded an operating loss of 5.6 million for the first quarter of 2005, including operating losses and a loss on the sale of US Processors of $7.8 million. USF Logistics recorded 1.6 million of operating profit in their first quarter of 2004, including 0.1 million in USF Processors operating losses.

Excluding USF Processors for both the 2004 and 2005 first quarter, USF Logistics revenue was up 1.6%, and operating profit was up 21 % year-over-year. Logistics continue to show steady improvement in the first quarter, in particular, the transportation management sector of their business showed strong profitability improvement year-over-year, as business brought onboard in the second half of 2004 made a significant contribution to that sector. The cross dock operations also showed improved profitability year-over-year, and Canadian operations strongly exceeded plan.

Our corporate and other expense line was higher at 12.2 million for the quarter, compared to 9.4 million for the corporate and other expense in the first quarter of 2004 due to fees related to the proposed merger.

Capital expenditures for the quarter were 37.1 million versus 21.4 million in 2004. The breakdown is as follows: 29.4 million for revenue equipment versus 1.9 million; 3.8 million for properties and buildings versus 9.7 million; 1.3 million for terminal equipment versus 1.9 million; 2.6 million for information technology versus 4.8 million; and 0.6 million versus 3.2 million for other.

The interest expense line is relatively flat with last year at 5.3 million versus 5.2 million. Our interest income is up slightly at 700,000 for the quarter versus 600,000 for the prior year period. Other non-operating expenses was flat with the prior year coming in at 400,000.

Our balance sheet continues to remain very strong. Our cash position exceeded 150 million, and our net debt to capital at the end of the quarter was 12.2 % compared to 16.3 % at the end of the first quarter of 2004.

Tax rate for the quarter was 38.4%. For the remainder of the year we estimated 41 % tax rate going forward.

That concludes the review of the numbers for the first quarter. The second item I want to address is our outlook for the second quarter. As I said earlier, we are starting to see benefits of our revenue enhancement and cost reduction programs in the month of April.

Therefore, in terms of the second quarter we are providing second quarter GAAP guidance of 40 cents to 45 cents per diluted share which includes a loss per share of approximately 10 cents for projected USF Red Star related expenses.

In addition, in providing this guidance we are making the assumption that USF is a standalone company for the entire second quarter. Therefore, it doesn’t include any plans Yellow Roadway may have post-closing. This guidance reflects our current position to delay certain strategic action in order to focus our resources on consummating the transaction as soon as practicable. If we took such actions during the second quarter our results would be higher than forecasted.

Let me close by giving you a brief update on the pending merger transaction with Yellow Roadway Corporation. On April 14th we announced receipt of early termination under the Hart-Scott-Rodino Act, and that both companies had established April 21st, 2005 as shareholder of record date, and May 23rd, 2005 as special stockholder meeting dates. Both parties will commence today the mailing of a joint proxy statement perspective describing the transaction and the meetings in greater detail. The transaction is expected to close on May 24th one business day after the date of the meetings, assuming all conditions have been met per the agreement.

In closing, we are excited about the merger with Yellow Roadway and all the benefits this merger is going to bring to the customers, employees, and shareholders of the combined companies. There is no doubt that the combined entity will be stronger and better strategically positioned to meet the continuing increased demands of the shipping community. Integration and synergy planning is of paramount importance to the Company, and we are eager to get this transaction closed and begin aggressively working towards the $150 million synergy goal.

Thank you, and with that, let me turn it back over to Jim.

James Hyland: Thanks, Tom.

Maria, we’ll take some questions now.

+++ q-and-a
Operator: [OPERATOR INSTRUCTIONS]

Your first question is coming from Edward Wolfe with Bear Stearns.

Edward Wolfe: Good morning, Tom.

Tom Bergmann: Good morning, Ed.

Edward Wolfe: A couple different things. In the guidance you said there’s minus 10 cents in the quarter for Red Star losses. I mean those are for Holland rollout losses? Or is that Red Star shutdown costs which you broke out separately, as well?

Tom Bergmann: Ed, those are for Red Star’s shutdown costs.

Edward Wolfe: Okay. And what do you expect for the Holland rollout in the Northeast? You mentioned that had, was negative a bit at this quarter versus your previous guidance of being flat. What do you expect for those kinds of losses in the second quarter?

Tom Bergmann: Ed, those losses for those eight terminals in the Northeast, that’s included in the 40 to 45 cents of ongoing guidance.

Edward Wolfe: But it’s beyond the 10 cents you’re talking about for shutdown costs?

Tom Bergmann: Yeah, it’s separate from those 10 cents. That 10 cents is pure Red Star related shutdown costs. The other losses for the Northeast terminals of USF Holland are already incorporated into the 40 [cents] and 45 cents.

Edward Wolfe: Now, I’m confused. Is that 10 cents in the 40 [cents] to 45[cents], so without that it would be 50 [cents] to 55 [cents]?

Tom Bergmann: Yeah.

Edward Wolfe: Okay. And the – okay, so both of those numbers are in the 40 [cents] to 45[cents]? You’re just not telling me what piece is from the Holland rollout?

Tom Bergmann: You’ve got it.

Paul Liska: It’s Paul Liska. One of the things we fully expect is once this transaction closes, one of the big benefits of this is that Northeast issue will be resolved by Yellow Roadway.

Edward Wolfe: That would make sense, and then I’m guessing it’s hard to keep your eye on the ball if you’re rolling something out and you know you might be no longer rolling it out in a couple of months.

When I look at the tonnage that you’ve reported, which you know I’m guessing is apples-to-apples with fourth quarter, in the fourth quarter year-over-year tonnage was positive

4.8%. In the first quarter year-over-year it’s minus 4.3%. That’s a pretty big swing quarter-over-quarter. Where is most of that tonnage reduction coming from?

Tom Bergmann: You know, on an apples-to-apples basis the actuals were up on our – the Red Star number I think we’re getting confused in the statistics. We’re up 3.3 [%] excluding Red Star.

Edward Wolfe: Right, and including it, though, you’re down 4.3 [%], whereas including it in the fourth quarter as reported you were up 4.8 [%]. I guess what’s the equivalent in the fourth quarter, I don’t have it, of the 3.3 [%] without Red Star? I’m guessing it’s much higher than that.

Tom Bergmann: Yeah. You know, Ed, actually I don’t have the fourth quarter number with me. I’m going to have to come back to you offline on it.

Edward Wolfe: Well, is there anything, is there any particular piece where the tonnage is dropping off more than other places?

Tom Bergmann: Yeah, I mean tonnage is up overall across the system, except for in that core Great Lakes Region that we talked about for Holland. But otherwise, no, tonnage growth is pretty steady across the system.

Edward Wolfe: Okay. And then can you talk about the Southeast? You mentioned, you know, you gave a number which implies about 105 OR for Dugan, and you talked about overlapping regionals, and competition from a lot of private guys down there. But none of those are new. You’ve had these overlapping regions for quite some time. And for, you know, 40 years the Southeast has had some very good LTL competitors, so what’s really changed there in the Southeast differently over the last couple of months or quarters? Can you talk to that a little bit?

Tom Bergmann: Yeah, let me just say, this is one of those strategic things that we clearly delayed and recognized the 105 OR issue. So, it’s something that we recognize and have a plan to deal with. So, I would tell you it was just continuing much of the same in the Southeast for us. Nothing dramatically had shifted in that marketplace.

Paul Liska: And, Ed, this is another thing that we’re talking about, similar to the Northeast, that once this transaction closes very shortly thereafter, this is one of the things, again, Yellow Roadway will address.

Edward Wolfe: Well, that’s what – I understand in the Northeast how they address it, but in the Southeast you’ve had Dugan for many, many years, and I don’t understand what issues that all of a sudden you can kind of snap your fingers and you feel like you can turnaround? Maybe you could explain that a little bit?

Paul Liska: Well, let’s put it like this, as we mentioned in our press release, there are certain actions that we just didn’t take in the first quarter that once the merger occurs will take place and will address those issues.

Edward Wolfe: Could you give us a sense of some of those actions?

Paul Liska: No, we can’t. And you can probably, you know, understand why.

Edward Wolfe: Okay. Thanks, guys, for your time.

Tom Bergmann: Yes.

Operator: Thank you. Your next question is coming from John Barnes with BB&T Capital Markets.

John Barnes: Hey, guys. Good morning.

Tom Bergmann: Good morning, John.

John Barnes: Outside of a couple of things you’ve talked about with the Southeast and that type of thing, are there any other strategic items that you’re leaving for Yellow management to deal with after the deal is consummated? Or is primarily geared towards, you know, this reconfiguration in the Southeast and some of that kind of stuff?

Tom Bergmann: Well, you know, we talked about a couple of them on the call this morning. You know, obviously going through the due diligence process, we’ve talked and fully disclosed all of our plans and different business process initiatives with Yellow Roadway. Clearly, there are business process initiatives and other actions that we have in place that we would expect them to continue to leverage and take hold of post-closing of the transaction.

John Barnes: Okay. And I guess, are you holding off on making any determinations on what to do with other pieces of the business? I mean before the transaction was announced, I mean you had talked about potentially, you know, what you may do with Glen Moore, what you may do – or is all of that just completely off the table, and it’s just kind of waiting on the deal to get done now?

Tom Bergmann: Now, at this point we really have our management resources, and everyone focused on consummating the merger.

John Barnes: Okay. What do you expect in terms of merger related expenses in the second quarter?

Tom Bergmann: John, I’ll have to get back to you to add up what I think the total fees are going to be.

John Barnes: Are they included in the 40 to 45 cents?

Tom Bergmann: No.

John Barnes: Okay. So, the 40 to 45 cents is ex[cluding] any merger related costs but it does include the losses for the eight terminals at Holland and the 10 cents for shutdown costs?

Tom Bergmann: Yeah.

John Barnes: I’m just a little confused, like Ed was. I’m trying to make sure I’ve got the numbers right.

Paul Liska: One of the things that let’s just be clear about why, you know, it seems a little bit awkward, how we’re speaking of these things, is that appropriately so the SEC is moving toward everybody reporting in the same way.

And what I mean by that is what they want you to do is report GAAP numbers. And if people such as yourself want to take these significant items or something, you know, we don’t use the word “onetime” anymore, but if you want to take those numbers we provide them for you, and it’s up to you to, you know, adjust what we’re giving you as a GAAP number.

But one of the big pushes, and what you’re going to get, we’re pretty much on the forefront of this with the SEC, okay. And so one of the things you’re going to see with all companies is this type of discussion, where people really, we give you the GAAP number, we give you the items that you might want to consider in understanding ongoing operating performance. And then it’s up to you to adjust the number the way you think you might adjust the number. And we’re just way ahead of the curve, or somewhat ahead of the curve on this.

John Barnes: Okay.

Paul Liska: Is that clear? Does that kind of make sense, what I’m saying?

John Barnes: Yeah, absolutely. I just wanted to make sure what was included and what was excluded.

Paul Liska: No, no, and that’s – and I know it’s somewhat awkwardly worded, and things like that, but everybody is going to have to be doing this. If they aren’t doing it now, because, you know, you’ll see from other companies’ reports, maybe not so much in the transportation industry, but you know, people refer to, they just don’t want to see pro forma earnings or things like that, and you referencing those things in press releases, et cetera.

John Barnes: Okay. Very good. So, Tom, you can get us the merger related expenses?

Tom Bergmann: Yeah, we can get you an estimate of what those would be.

John Barnes: Okay. Very good. Thanks for your time this morning.

Tom Bergmann: Okay.

Operator: Thank you. Your next question is coming from Jordan Alliger with Deutsche Bank.

Jordan Alliger: Hi, good morning. Can you, you sort of broke out the various shortfall impacts in the first quarter, including the auto, but can you just give me a sense, I guess, how big actually the auto sector is for Holland for the total company? And you mentioned the profit impact from the Northeast and Southeast, it’s probably harder to talk about the auto impact, but I’m curious order of magnitude how it stacks up versus the other two?

Tom Bergmann: Okay, Jordan. You know, I’ll give you an answer for what we think the Holland impact is of the auto industry. And you have to understand we can’t be too precise on it because we, you know, Holland not only carries directly for some of the auto part suppliers, but as you know, they are a big into the commodity industry, as well, so it’s hard to be exactly precise on what percentage of Holland’s business relates to the auto industry.

But based on some analysis we’ve done, we think Holland is about up to 20 % of their business could be impacted by the auto industry. So, that rough order of magnitude it could be up to 20%.

Regarding the magnitude of the loss related to the declining volumes in the auto and the auto related industries, in the first quarter, you know, I’d estimate it to be a few million dollars.

Jordan Alliger: A few million?

Tom Bergmann: Yeah.

Jordan Alliger: So, $3, $4 [million], something like that?

Tom Bergmann: Yes.

Jordan Alliger: Okay. And then just following a little bit on John’s earlier question, in terms of your own US Freightways’ synergy targets which I think originally were something like 30 to 50 million, do you have a sense of that amount, you know, Yellow has their own synergy targets when they, you know, after the deal closes. But are they basically counting on their own synergy targets? Plus once, you know, management distraction is gone, plus the 30 to 50 million you were targeting, is that a separate bucket that’s still going parallel to what Yellow plans on doing?

Tom Bergmann: Jordan, it’s really a combination. A lot of the team one and business process initiatives we had underway are related to or are similar to some of the synergy opportunities that Yellow Roadway will bring on. But in addition, there are many, many other synergy items that Yellow Roadway will bring that we didn’t have in those numbers. So, it’s really a combination of further leveraging some of our work, as well as bringing a lot of new synergies to the table.

Jordan Alliger: So, some with the overlap, so it may not be the full amount as a standalone basis, but some is separate, in other words? From what Yellow plans on doing?

Tom Bergmann: Yeah, most is.

Jordan Alliger: Yeah. Okay. Thank you.

Tom Bergmann: Yes.

Operator: Thank you. Your next question is coming from Jason Seidl with Credit Suisse First Boston.

Jason Seidl: Good morning, gentlemen. I just wanted to give you some broad brush questions for you. If we exclude the Northeast slowing and exclude the auto impact, and exclude Dugan here, can you sort of give me a feel for the economy for the rest of the marketplace in terms of are you seeing anything different between consumer and industrial?

Paul Liska: Yeah, if you exclude those specific items you mentioned, you know, we still think the economy is growing. We’re still seeing economic growth. You know, it may be a little slower than last year, but it’s definitely still growing. And I think part of that we can see outside of those three specific areas, we’re still seeing good growth pretty much across all of our companies. So, I feel pretty good that we still have a fairly solid economy underneath us here.

Jason Seidl: And how much of the slow-down in tonnage growth in the fourth quarter do you think was related to the timing of Good Friday?

Tom Bergmann: The slow-down in the first quarter?

Jason Seidl: Yes.

Tom Bergmann: Yeah, it definitely had a one-day and holiday weekend impact on us. It’s hard for me to give you a precise number, but clearly that also affected our first quarter tonnage level.

Jason Seidl: Tom, some of the other carriers have come out and said April has started really well. That could just be an adjustment factor because of the holiday and the way the quarter ended. Are you seeing a strong start to April in the tonnage volumes?

Tom Bergmann: Yeah, we’re seeing a solid start to April, and then, you know, in addition to that a lot of the improvements we talked about and actions we were taking to improve our bottom line performance we’re also seeing that affect starting to take place.

Jason Seidl: Okay. Last question is kind of specific. I’ve heard there’s been some additional teamster action at Dugan. There’s some terminals that are up for votes. Could you give us an update on that?

Tom Bergmann: Yeah, you know, being a part union, part non-union company, you know, there’s always organizing activity going on, so that’s not out of the ordinary.

At USF Dugan we do have three elections that are pending. The first is scheduled April 29th at their St. Louis terminal, and then there’s two other terminals, one is Springfield, Missouri, which has about 23 people, and Jacksonville, Florida, which has about 28 people. And no dates have been set yet for those elections.

Jason Seidl: How large is St. Louis? It’s a fairly large terminal, isn’t it?

Tom Bergmann: About 100 people.

Jason Seidl: About 100, okay. That’s all I have, guys. Thanks a lot. I’ll pass the baton.

Tom Bergmann: Thanks, Jason.

Operator: Thank you. Your next question is coming from Gary Yablon with Impala Asset Management.

Gary Yablon: Hi, how are you doing?

Tom Bergmann: Good morning, Gary.

Gary Yablon: Tom, I want to ask you, you’ve got a lot of numbers here and maybe I’m a little slow, or something. On the, going back in the quarter, the reconciliation, significant items statements says Red Star operating loss of $4.9 million, does that include what you’ve discussed in your remarks? I think it was 3.7 [cents] something to 7 cents per share in the Northeast. Is one within the other?

Tom Bergmann: No. Red Star is totally outside of those Northeast numbers I referred to in my remarks.

Gary Yablon: Outside of those numbers, okay. And on a go-forward basis is it kind of as simple as 40 to 45 cents, and you can add back the 10 cents if you call it onetime, okay, we’re not supposed to use that language anymore, but fine. Because those, that will pass. Is it basically that simple?

Tom Bergmann: Yeah.

Gary Yablon: Okay. That’s all I have, thank you.

Tom Bergmann: Thanks, Gary.

Operator: Thank you. That’s all the time we have for questions. At this time, I would like to turn the floor back to Mr. James Hyland for any closing remarks.

Paul Liska: You know, this is Paul Liska, again. Again, following, you know, what guidelines the SEC has put out and everything else, I would summarize our quarter, and you know you can agree or disagree but I would summarize our quarter as ex the affects of shutting down Red Star we grew significantly in the first quarter, so the top line grew, tonnage grew. So, our performance there was really good. Again, there were activities that weren’t completed, and we’ve highlighted those for you, knowing that, and Yellow Roadway is well aware of what needs to be done. And that is expected to be done very shortly after the merger is completed.

So, I guess the sense is, or for what we’re trying to convey is I think that the last question pretty much answers, you know, yeah, quite simply, that’s exactly how you should look at it. And that number includes the Company, reflects our number as if we hadn’t completed the merger, and you’d have the ongoing negative affect of delaying some of those strategic actions, which won’t happen once the merger is completed. So, I just want to make that, hopefully, that clears things up for you, the statements we’ve made today.

James Hyland: Thanks, Paul. That’s the end of the call this morning. Thanks, Maria.

Operator: Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time, and have a wonderful day.

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